Exhibit 99.1
Booking.com Announces Milestone of Five Million Reported Listings in
Homes, Apartments and Other Unique Places to Stay

With 30% of global travelers looking to experience alternative accommodation in 2018,
Booking.com continues to grow this category to meet consumer demand

AMSTERDAM, April 10, 2018 /CNW/ - Today Booking.com announced it has reached a milestone of five million reported listings in homes, apartments and other unique places to stay.

With more than five million reported listings in this category, Booking.com remains the global leader in providing consumers access to more accommodations - from traditional hotels to homes, villas, apartments and ryokans - than any other digital travel platform. In fact, the number of reported listings within this category on Booking.com has grown 27% compared to the previous year, growing faster than traditional options, such as hotels, motels and resorts.

According to recent research that Booking.com conducted in 2017 with more than 57,000 travelers across 30 markets, 30% said they want to stay in an apartment, aparthotel or condo in 2018, further evidence that consumer demand for accommodation beyond the hotel remains strong. In fact, in other research conducted by Booking.com in 2017 with 19,000 travelers in 26 countries, one in five (21%) said that they would consider listing their own home on a travel accommodation site over the coming year.

"We know that travelers are passionate about exploring a huge variety of different stay experiences, including everything from apartments to houseboats," said Olivier Grémillon, Vice President at Booking.com, leading the business' strategy in homes and apartments. "We’ve been pushing hard to add as many amazing homes and apartments to our platform as possible in order to guarantee that we're providing the choice and diversity our customers crave. We're definitely proud of this milestone and will continue to strengthen our leadership position in this space. No matter what type of experience our customers want, we aim to connect them with the unique stay that’s just right for them."

All of the more than five million reported listings in homes, apartments and other unique places to stay on Booking.com, whether it's an apartment in Chicago, a B&B in Tuscany or a villa in Bali, are instantly bookable, with no booking fees for customers, ever.

About Booking.com:
Established in 1996 in Amsterdam, Booking.com B.V. has grown from a small Dutch start-up to one of the largest travel e-commerce companies in the world. Part of Booking Holdings Inc. (NASDAQ: BKNG), Booking.com now employs more than 17,000 employees in 198 offices in 70 countries worldwide.
With a mission to empower people to experience the world, Booking.com invests in digital technology that helps take the friction out of travel. At Booking.com, we connect travelers with the world's largest selection of incredible places to stay, including everything from apartments, vacation homes, and family-run B&Bs to 5-star luxury resorts, tree houses and even igloos. The Booking.com website and mobile apps are available in 43 languages, offer over 27 million total reported listings and cover more than 130,000 destinations in 227 countries and territories worldwide.
On average, more than 1.5 million room nights are reserved daily on our platform. So whether travelling for business or leisure, customers can instantly book their ideal accommodation quickly and easily with Booking.com, without booking fees and backed up by our promise to price match. Via our customer experience team, customers can reach Booking.com 24/7 for assistance and support in 43 languages, any time of the day or night.
Follow us on Twitter and Instagram, like us on Facebook, and for the latest news, data and insights, please visit our global media room.
SOURCE Booking.com